UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 9, 2010
ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-14323 (Commission File Number)	76-0568219 (IRS Employer Identification No.)

1100 Louisiana Street, 10th Floor, Houston, Texas (Address of principal executive offices)	77002 (Zip Code)
Registrant’s telephone number, including area code: (713) 381-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) On December 9, 2010, each of Michael A. Creel, President and Chief Executive Officer of Enterprise Products Holdings LLC (“Enterprise GP”), the general partner of Enterprise Products Partners L.P. (the “Partnership”), W. Randall Fowler, Executive Vice President and Chief Financial Officer of Enterprise GP, and A. James Teague, Executive Vice President and Chief Operating Officer of Enterprise GP, entered into a retention agreement with Enterprise Products Company (“EPCO”) dated effective December 1, 2010. Each of Messrs. Creel, Fowler and Teague are sometimes referred to as an “Employee” for purposes of this summary.
     Pursuant to the retention agreements, Mr. Creel, Mr. Fowler and Mr. Teague will be entitled to a cash retention payment of $10 million, $5 million and $10 million, respectively, less applicable withholding taxes (as applicable to each of Messrs. Creel, Fowler and Teague, the “Retention Payment”), following the completion of 48 months of continuous employment with EPCO from December 1, 2010 (the “Retention Period”). Notwithstanding the required Retention Period, if at any time between 24 months and 48 months after December 1, 2010 (the period of continuous employment from December 1, 2010 until such time being referred to as the “Performance Period”), Mr. Teague designates a candidate to serve as Chief Operating Officer of Enterprise GP and such candidate is determined by the Audit, Conflicts and Governance Committee of the Board of Directors of Enterprise GP to be satisfactory and is hired by EPCO, then Mr. Teague will be entitled to a cash performance payment of the greater of (a) $6 million or (b) $10 million times (i) the number of months of Mr. Teague’s Performance Period, divided by (ii) 48 (the “Performance Payment”). Pursuant to his retention agreement, Mr. Teague is eligible to earn and receive either the Performance Payment or the Retention Payment but not both.
     Notwithstanding the Retention Period set forth in the paragraph above, each of Messrs. Creel, Fowler and Teague will receive, or in the event of his death, his designated beneficiary will receive, unless otherwise required by law, his applicable Retention Payment within thirty (30) days of a Qualifying Termination (as defined below).
     A Qualifying Termination means (i) a termination of the Employee’s employment with EPCO and any Company Affiliate (as defined in the retention agreement) prior to the end of the Retention Period, which termination constitutes a “separation from service” as such term is defined by the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), due to (a) Employee’s death or (b) Employee’s Disability (as defined in the retention agreement); or (ii) a termination of the Employee’s employment with EPCO and any Company Affiliate by EPCO other than for Cause (as defined in the retention agreement) prior to the end of the Retention Period, which termination constitutes an “involuntary separation from service” as such term is defined by the regulations under Section 409A, due to (a) Employee’s job elimination by EPCO; (b) a business reorganization of EPCO; or (c) a sale of EPCO or the Partnership.
     Any Retention Payment or Performance Payment (with respect to Mr. Teague) is in addition to any discretionary incentive compensation that EPCO or any Company Affiliate may, in its sole discretion, grant or have in place from time to time.
     Although the retention agreements are entered into with EPCO, all or a portion of the compensation related to these agreements may be allocated to the Partnership in accordance with the Administrative Services Agreement by and among EPCO, the Partnership, Duncan Energy Partners L.P. and the other parties thereto.
     Copies of Mr. Creel’s, Mr. Fowler’s and Mr. Teague’s retention agreements are filed as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, to this Form 8-K and are incorporated by reference into this Item 5.02(e). The summaries of the retention agreements set forth herein are qualified in their entirety by such reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description
10.1	Retention Agreement between Mr. Michael A. Creel and Enterprise Products Company dated effective December 1, 2010.
10.2	Retention Agreement between Mr. W. Randall Fowler and Enterprise Products Company dated effective December 1, 2010.
10.3	Retention Agreement between Mr. A. James Teague and Enterprise Products Company dated effective December 1, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P. By: Enterprise Products Holdings LLC, its General Partner
Date: December 10, 2010	By:	/s/ Michael J. Knesek
Michael J. Knesek
Senior Vice President, Controller and Principal Accounting Officer of Enterprise Products Holdings LLC

EXHIBIT INDEX

Exhibit No.	Description
10.1	Retention Agreement between Mr. Michael A. Creel and Enterprise Products Company dated effective December 1, 2010.
10.2	Retention Agreement between Mr. W. Randall Fowler and Enterprise Products Company dated effective December 1, 2010.
10.3	Retention Agreement between Mr. A. James Teague and Enterprise Products Company dated effective December 1, 2010.